EXHIBIT 99.2


             NTL ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2000

                17th CONSECUTIVE QUARTER OF INCREASED PENETRATION

             RESIDENTIAL REVENUE GENERATING UNITS EXCEED 5.2 MILLION

               REVENUES INCREASE BY 57%, EBITDA INCREASES BY 111%

           HIGHLIGHTS INCLUDE FINANCIAL BREAKOUT OF OPERATING SEGMENTS

New York, New York (May 15, 2000) - NTL Incorporated (Nasdaq and Easdaq: NTLI) announced its financial results for the three months ended March 31, 2000.

Operating and financial results showed strong increases year over year from both organic growth as well as acquisitions.

Annualized revenues increased from $1.25 billion to $1.96 billion. Annualized EBITDA increased from $130 million to $275 million. Residential cable TV and telephony customers increased from 1,226,800 to 3,236,100. Business customers increased from 36,100 to 46,200. Internet customers increased from 215,000 to 999,700, and the Company reported that it also had more than 350,000 pre-registrations for its new free Internet service, "ntlworld," offered throughout the UK and Ireland.

As of the latest publicly available data, the consumer operations of Cable & Wireless Communications plc ("CWC ConsumerCo") reported approximately 1.2 million cable and telephony customers, 150,000 internet customers and more than
2.0 million revenue generating units ("RGUs").

Commenting on the Company's performance, Barclay Knapp, Chief Executive Officer said:

"NTL is moving faster and accomplishing more in shorter amounts of time than virtually any other company in our industry.

"Every day we must manage internal growth from our core activities, develop new strategic initiatives to improve our core activities longer term, rapidly integrate the many acquisitions we have made over the last 18 months, and prepare for new acquisitions such as CWC ConsumerCo and Cablecom (Switzerland).

"The results we are announcing today are displayed to reflect these core activities, as well as being broken out to reflect our multiple lines of business.

"NTL derives great strength from its multiple activities and multiple segments, but it has made the Company complex to understand by the outsider. With today's announcement we hope to add more clarity, and therefore convey the true excitement we all have about our accomplishments to date as well as the tremendous opportunities that await us."

                               CONSUMER SERVICES

Growing our residential and business services in our current UK operations is our number one priority. In residential services we are focusing on time. In the following tables, amounts are in thousands of US$'s and the EBITDA that is shown is before allocation of the shared costs, which are described below.

RESIDENTIAL TELECOMS AND TELEVISION SERVICES

The following tables illustrate our UK on and off-net residential telecoms and television service activities over the previous year, as well as the combined results for our Cablelink (Ireland), BT (England) and 1G (France) properties acquired in mid 1999.

                                                                1999                                     2000
                                   ---------------------------------------------------------------------------------
Core UK - On-Net                         Q1              Q2              Q3               Q4              Q1
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
   Revenue                             $   162,697     $   195,373     $    199,935     $   220,052     $    225,513
   EBITDA                                   54,782          69,968           73,372          78,977           81,357

                                                                1999                                     2000
                                   ---------------------------------------------------------------------------------
Core UK - Off-Net                        Q1              Q2              Q3               Q4              Q1
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
   Revenue                             $         -     $         -      $         -     $         -     $        654
   EBITDA                                        -               -                -               -           (1,062)

                                                                1999                                     2000
                                   ---------------------------------------------------------------------------------
Cablelink/BT/1G                          Q1              Q2              Q3               Q4              Q1
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
   Revenue                             $         -     $         -     $     20,469     $    23,804       $   24,406
   EBITDA                                        -               -            1,925             904            4,840

We have now begun the network upgrading process in the acquired Cablelink (Ireland), BT (England) and 1G (France) properties, and so while these are currently EBITDA positive, we anticipate that they will move to negative EBITDA as we add the new services. Adding these services, which include digital cable, telephony, and high-speed Internet access, together with the operating infrastructure to support them, will produce negative EBITDA in these systems through 2001.

We completed the acquisition of Cablecom in Switzerland at the very end of the first quarter. Network upgrading for digital television and cable modems is already underway at Cablecom, and we expect to begin the addition of telephony shortly. Cablecom's financial results will be reflected in our second quarter.

Customer growth in our core UK operations continues to be strong. We added 48,300 customers in the first quarter, the most ever for a first quarter, which is historically our slowest. Our average revenue per customer increased, again against our normal first quarter trend, as we continued to attract both higher spending customers with our bundled internet offering as well as from additional services such as pay-per-view.

We re-launched our off-net services early in the second quarter with our "ntlworld" free Internet service bundled with our "3-2-1" indirect access telephony product. Our off-net strategy is to provide a nationwide one-stop-shop for all NTL services, thereby gaining substantial national efficiencies in marketing, provisioning, and customer support. We plan to include television in the off-net bundle early in 2001 with our own high-function Digital Terrestrial Television set top box being developed with Microsoft (Registered). Our off-net Internet and interactive services have the same content, look and feel as our on-net services, thereby completing our "ubiquitous portal" strategy as described more fully below.

The following table shows the cable television and telephony customer statistics for NTL:

                                      CABLE TELEVISION AND TELEPHONY CUSTOMERS AS OF MARCH 31, 2000
------------------------------ -------------------------------------------------------------------------------------------
                                 "Original"                    Cablelink/      Total UK/     Switzerland/
                                  NTL (1)       UK Acq. (2)   BT Cable (3)    Ireland (4)     France (5)     NTL Combined
------------------------------ --------------- -------------- -------------- --------------- -------------- --------------
Homes passed                        1,366,400      2,376,500        605,500       4,348,400      1,697,100      6,045,500
------------------------------ --------------- -------------- -------------- --------------- -------------- --------------
Homes marketed (Tel.)               1,171,300      2,033,800              0       3,205,100              0      3,205,100
------------------------------ --------------- -------------- -------------- --------------- -------------- --------------
Homes marketed (CATV)               1,171,300      2,147,300        553,600       3,872,200      1,644,000      5,516,200
------------------------------ --------------- -------------- -------------- --------------- -------------- --------------
Total customers                       572,200        826,200        422,100       1,820,500      1,415,600      3,236,100
------------------------------ --------------- -------------- -------------- --------------- -------------- --------------
     Dual                             529,300        443,900              0         973,200              0        973,200
------------------------------ --------------- -------------- -------------- --------------- -------------- --------------
     Telephone-only                    18,000        283,200              0         301,200              0        301,200
------------------------------ --------------- -------------- -------------- --------------- -------------- --------------
     Cable-only                        24,900         99,100        422,100         546,100      1,415,600      1,961,700
------------------------------ --------------- -------------- -------------- --------------- -------------- --------------
Total RGUs (6)                      1,101,500      1,270,100        422,100       2,793,700      1,415,600      4,209,300
------------------------------ --------------- -------------- -------------- --------------- -------------- --------------
Customer penetration                    48.9%          38.5%          76.2%           47.0%          86.1%          58.7%
------------------------------ --------------- -------------- -------------- --------------- -------------- --------------
RGU penetration                         94.0%          59.1%          76.2%           72.1%          86.1%          76.3%
------------------------------ --------------- -------------- -------------- --------------- -------------- --------------
Telephone penetration                   46.7%          35.8%            N/A           39.8%            N/A          39.8%
------------------------------ --------------- -------------- -------------- --------------- -------------- --------------
Cable penetration                       47.3%          25.3%          76.2%           39.2%          86.1%          53.2%
============================== =============== ============== ============== =============== ============== ==============

(1) Data for franchises which NTL has been developing since 1993.
(2) Data for franchises acquired by NTL in 1998/1999: Comcast UK, Diamond Cable and ComTel.
(3) Data for Cablelink (Ireland) and the BT cable franchises acquired in 1999.
(4) Includes total subscribers for UK and Ireland.
(5) Data for Cablecom (Switzerland) and the "1G Networks" (France). Cablecom homes passed is a bestst estimate and Cablecom homes marketed are assumed to be equal to homes passed.
(6) An RGU is one cable television account or one telephone account; a dual customer generates two RGUs.

Monthly RGU churn was approximately 1.1% in the first quarter.

The following table shows the Internet operating statistics for NTL:

                                         INTERNET CUSTOMERS AS OF MARCH 31, 2000
------------------------------ -------------------------------------------------------------
                                 NTL Direct     UK Wholesale   NTL Combined   Switzerland
------------------------------ --------------- -------------- -------------- ---------------
Total customers                    128,700        712,000        159,000         999,700
============================== =============== ============== ============== ===============


Key additional developments in Residential Services included:

- On May 4, 2000, NTL launched digital cable television throughout Scotland, Northern Ireland and Wales. Priced at (UK Pound) 13.00 per month, the digital television service also includes telephony and "ntlworld," our free Internet access and interactive service. The service will roll out to the remaining NTL franchises by the end of the third quarter. Westminster and Milton Keynes will commence service in 2001; and

- In January 2000, NTL announced that Microsoft would provide the software platform for the delivery of interactive TV services as part of NTL's digital terrestrial TV (DTT) and telephony package to UK consumers. DTT services will bring interactivity and enhanced TV services, including digital video recording (DVR) to those consumers beyond the reach of NTL's broadband cable networks.


INTERNET, DIGITAL AND INTERACTIVE SERVICES

The first quarter of 2000 saw a rapid build-up of activities in three strategic areas closely allied with our residential unit: Internet, digital television, and interactive services. Our customer research suggests that dial-up Internet subscribers are higher spending, more apt to buy digital and high-speed services, and "stickier" from a retention point of view. Therefore, starting late last year and continuing through the first quarter, we have invested heavily in launching several integrated services: a) our free dial-up Internet service "ntlworld," b) our cable modem Internet service which is rolling out throughout our UK franchises, c) our digital cable TV service, and d) our common Internet portal, which operates across all of these platforms. The following table illustrates our expenditures in these areas over the last year:

                                                                1999                                     2000
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
Internet, Digital & Interactive          Q1              Q2             Q3(1)             Q4              Q1
Services
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
   Expense                               $    310        $    104       $    (341)      $    1,563       $    4,745
---------------------------------- --------------- --------------- ---------------- --------------- ----------------

(1) Net expenses were positive in the third quarter as content partners' payments to us for "repurposing" sites exceeded expenditure in that quarter.

As a result of our investment in this area, NTL may be the only company in the world capable of delivering a common web portal and interactive service via both PC and TV platforms, in both narrowband and broadband versions, and both on and off-net nationwide.

With our recent addition of Lastminute.com, we now have over 140 content partners on our interactive services, over 40 of which have "repurposed" their sites to perform well on the TV set. These partners give our services greater breadth and depth than those obtainable from any other cable or satellite provider.

TELEVISION CONTENT AND PROGRAMMING.

Another area of strategic investment for our residential services is television programming and content, especially as we rapidly approach true video-on-demand.

Our customer research shows that consumers in the UK want greater choice in movies, sports, local programming, and personalized information. Our investment in programming to date has mirrored this demand. In 1998, NTL and Telewest created our Front Row pay-per-view service. During the last 12 months we have focused especially on basic sports programming through our British Eurosport channel (a joint venture with Eurosport via our Premium TV division), as well as personalized, interactive, and information programs through our recently announced joint venture with ITN and our interactive services initiatives. Investment in these areas to date is shown below.

                                                                1999                                     2000
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
TV Programming                           Q1              Q2              Q3               Q4              Q1
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
   Revenue                             $      653     $       686     $        959      $    3,481     $      2,440
   EBITDA                                  (6,032)         (5,180)          (5,516)         (4,568)          (7,868)
---------------------------------- --------------- --------------- ---------------- --------------- ----------------

Premium TV has also made investments in the Newcastle United, Aston Villa, and Middlesbrough football clubs whereby we secured all media rights except those negotiated by the Premier League. In these transactions we have also secured the sports Internet rights and additional sponsorship opportunities for the teams.

NTL aims to stimulate the creation and development of a wide range of digital programming via the creation of the "NTL digital content fund". The fund will provide up to (UK Pound) 5 million per year for the next five years to nurture an entirely new programming category - we call "enteractivity". Enteractivity will blur the lines between video, data, graphics, interactivity and Internet access, allowing the consumer greater control over the entertainment experience.

These investments, along with our ownership of the British Eurosport sports platform, have measurably enhanced our strategic position in the penetration-building sports category. Our activities to date in non-sports programming will begin paying off in 2000 as we roll out near-video-on-demand movies and additional news and entertainment channels for our digital services. Designed to increase digital penetration, these initiatives will increase negative EBITDA through 2000 as we build this important strategic position.


                               BUSINESS SERVICES

NATIONAL TELECOMS SERVICES

Our primary activity in national telecoms is to grow our customer base, revenues, and EBITDA for our targeted carrier and business customers. To date, we have implemented a "barbell" strategy where we sell "connectivity" to very large, sophisticated customers such as carriers and large corporations, and "solutions" to smaller businesses. Our results in these areas are as follows:

                                                                1999                                     2000
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
Business/Carrier                         Q1              Q2              Q3               Q4              Q1
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
   Revenue                             $    77,539     $    82,124     $     94,753    $    100,116     $    103,956
   EBITDA                                   15,651          28,231           39,520          42,506           42,646
---------------------------------- --------------- --------------- ---------------- --------------- ----------------

Serving carriers and smaller businesses means steady growth from adding customers every day, and adding services and revenues to existing customers - much like our consumer business. Last year we recognized the need to enhance our "solutions" product offerings to medium to large business by adding data, LAN/WAN, and desktop integration services, so we acquired Workplace Technologies. Workplace is one of the leading, turnkey data integration companies in the UK. Workplace's business is somewhat "lumpy" since its revenues include equipment resale and other one-time items, and therefore its EBITDA pattern is governed by the timing of significant contracts. This is illustrated as follows:

                                                                1999                                     2000
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
Workplace Technologies                   Q1              Q2            Q3 (1)             Q4              Q1
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
   Revenue                             $         -     $         -     $     10,914     $    48,301     $    34,257
   EBITDA                                        -               -            1,107           (808)          (3,141)
---------------------------------- --------------- --------------- ---------------- --------------- ----------------

(1) Results for the quarter are from the date of acquisition.

As we integrate Workplace into our business telecoms group, we expect to smooth their results somewhat by winning the recurring carrier revenue portion of their contracts that have historically gone to our competitors when Workplace was independent.

Other major areas of our national telecoms group include our radiocomms and satellite divisions. In these areas revenues and EBITDA are steady because they are generally driven by large, long term service contracts with major entities. Growth in these areas is thus dependent on securing additional contracts and/or acquisitions. We are active in both areas, having recently secured a (UK Pound) 70 million contract with the London Metropolitan Police for radiocomms, for example. The following table illustrates revenues and cash flow from these areas:

                                                                1999                                     2000
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
Radiocomms/Satellite                     Q1              Q2              Q3               Q4              Q1
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
   Revenue                             $    33,184     $    30,749     $     34,009     $    40,043     $     43,204
   EBITDA                                   10,367          11,888           10,850          14,415           14,088
---------------------------------- --------------- --------------- ---------------- --------------- ----------------

Key additional developments in the National Telecoms Services division included:

- In May 2000, NTL announced its e-business strategy. NTL will roll-out a unique range of e-business services, the first of which, "Shopbuilder", will provide businesses with an efficient and cost-effective entry level e-commerce solution that will act as a web shop-front for products or services;

-    In April  2000,  NTL won a (UK  Pound) 1 million  contract  to  design  and
     implement  an  advanced   communications   infrastructure  for  the  London
     Exhibition Center adjacent to the London Millennium Dome;

- In March 2000, Office Angels, one of the UK's leading recruitment specialists, selected NTL to design, install and manage the company's LAN and WAN networks across 56 regional and head-offices for a three-year term; and

- In January 2000, NTL won a (UK Pound) 10+ million contract from the Royal National Lifeboat Institution for a voice and paging network. NTL will design, build, maintain and monitor the system on a 24-hour basis for 10 years.

BROADCAST SERVICES

Another source of revenue and EBITDA stability is our broadcast business. Here, too, growth comes mainly through winning major new contracts and acquisitions. Examples include our acquisition of the Australian National Transmission Network last year, and our recent signing of the contracts shown below.

The broadcast business in the UK is subject in part to a price cap formula which reduces the revenue for analog TV broadcasting for ITV and Channel 4 by inflation less a fixed percentage. The price cap leads to slight declines in revenue in the first quarter of each new year until additional services, contracts, and acquisitions build them up again. The price cap does not apply to digital TV services, radio services, or other competitive offerings.

                                                                1999                                     2000
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
Broadcast Services                       Q1              Q2              Q3               Q4              Q1
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
   Revenue                             $    38,824     $    50,910     $     55,198     $    56,969     $     55,893
   EBITDA                                   25,081          27,709           28,809          30,240           29,499
---------------------------------- --------------- --------------- ---------------- --------------- ----------------

Additional developments in Broadcast Services included:

- In March 2000, NTL was appointed the "preferred transmission supplier" by UKRD Radio Group Ltd, which has interests in 18 UK radio stations. In addition, the broadcast radio group has been successful in signinseveral important contract renewals with long-established UK customers: The Pulse, Jazz FM, Channel 103 and Island FM;

- NTL has been awarded a multi-million pound contract for its part in transmitter improvements for UK digital terrestrial television; and

- NTL Australia has been awarded its first commercial radio contract from DMG Radio, the largest radio operator in Australia.

                                  SHARED COSTS

BRANDING

In the last year we have significantly enhanced the NTL brand by extending it nationwide and converting all of the businesses acquired through 1999. This has entailed significant expenditures as shown below, but has lifted our awareness, recall, and customer esteem dramatically as shown in the following data:

                                         March 1999             November 1999              May 2000
---------------------------------- ----------------------- ------------------------ ------------------------
Name Recognition                                      20%                      58%                       69%
Web-site Visits                              52,000/month            500,000/month           1,000,000/month
Job Seekers                                     200/month             17,500/month              33,600/month
---------------------------------- ----------------------- ------------------------ ------------------------

We will continue to aggressively promote the NTL brand nationwide, especially during the second and fourth quarters, which are historically very strong for customer growth.

                                                                1999                                     2000
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
Branding                                 Q1              Q2              Q3               Q4              Q1
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
   Expense                                 $     -     $    23,993       $    7,947      $   15,336            7,284
---------------------------------- --------------- --------------- ---------------- --------------- ----------------


INTEGRATION

In the last 24 months we have completed more than 15 acquisitions in all areas of our business. Recently, we have been actively preparing for our biggest acquisition  yet,  CWC  ConsumerCo,  which  we  expect  to  close  shortly.  Our integration costs have come from a number of sources, and are shown in the following table. One of our major costs has been the integration of acquired companies' IT systems, while simultaneously upgrading them for digital television, interactive services, and VOD. It is anticipated that we will incur up to $20 million in the second quarter of 2000 for costs from data conversion, training and consultants as these integrated and upgraded systems come on line.

                                                1999                    2000
---------------------------------- --------------- --------------- ----------------
Integration                              Q3              Q4              Q1
---------------------------------- --------------- --------------- ----------------
   Expense                                $   490       $   1,440        $   1,453
---------------------------------- --------------- --------------- ----------------


OTHER SHARED COSTS

Human resources, finance, facilities, IT and administrative costs are shared among all our UK operations and are therefore difficult to allocate. In addition, we run our network operations as a centralized function to gain maximum efficiency. Although these costs have remained largely stable over the last year, we experienced an increase in our network costs in the first quarter. The increase came from increases in our network maintenance costs as older equipment came off warranty, sharp growth in our Internet interconnection capacity, and from increasing employment in our centralized network group to handle our tremendous growth in our Internet, Satellite, and European activities.

                                                                1999                                     2000
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
Network Operations & Shared              Q1              Q2              Q3               Q4              Q1
Services
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
   Expense                             $ 66,973        $ 71,195        $ 76,565         $ 67,705        $ 78,133
---------------------------------- --------------- --------------- ---------------- --------------- ----------------
   as % of Revenues                        21.4%           19.8%           18.4%            13.7%           15.9%
---------------------------------- --------------- --------------- ---------------- --------------- ----------------


                              STRATEGIC INITIATIVES

EUROPEAN EXPANSION

Our objective in expanding into continental Europe is not only to replicate our UK success, but also to develop new business models for Europe, which could in turn enhance our UK operations as well. Our European initiative is five-fold:

- Acquire well-positioned cable companies having high customer penetrations and upgradable networks in key major markets;

- Link these with each other and the UK via a pan-European fiber backbone network;

- Expand the range of services in each country initially via indirect telephony, dial-up Internet and mobile virtual networks, and then later via unbundled telephony access and DSL;

- Build metropolitan and local loop fiber networks to directly connect customers in strategic areas; and

- Employ all of these assets to offer total broadband solutions to both the consumer and B2B market within each country.

We are well on our way to achieving these goals. Cablecom and 1G are excellent cable companies in major markets and are in the process of being upgraded. We seek additional acquisitions in France, Belgium, Netherlands, Scandinavia, Germany, Italy and Spain.

We have secured agreements with major international telecoms carriers giving us a very high capacity dark-fiber backbone network connecting any 24 cities of our choosing throughout Europe. This network was realized by swapping capacity on our UK networks, and will be rolled out as needed over the next 24 months.

We have commenced activities building out our fiber optic networks directly to the home and to multiple family dwelling units in Switzerland and the UK, with an eye toward making this a feature of our standard network build going forward. In addition, this fiber-to-the-homes (FTTH) architecture could serve as a pure broadband connection strategy in areas where we do not operate cable systems. For this reason, we have taken a strategic stake in Sweden's B2 (described below) which is pursuing a similar strategy.

We plan to increase and expand these activities throughout 2000 and beyond in order to achieve our objectives.

MOBILE

We strongly believe that having a mobile service to bundle with our consumer and business propositions would be extremely attractive. We have begun negotiations to secure a "virtual network operator" (VNO) agreement for both current and UMTS services with one or more carriers in the UK. We withdrew from the recent UMTS operator auction in the UK because we believe the rate of return of our VNO strategy will be higher than that for purchasing a UMTS license and becoming an actual carrier.

A VNO agreement will allow us to provide an NTL branded mobile service as part of our bundle, including providing the NTL web portal as the primary interactive service on the mobile phone itself. From the customer's view it should be no different than if NTL were the carrier. Since NTL will be providing a significant amount of both network and operations infrastructure, we believe mobile operating margins should be attractive. In addition, we believe that the current operators will desire to conclude arrangements with us as the major alternative fixed operator in the UK and to quickly recoup a portion of their expenditures for UMTS.

STRATEGIC FUND

We have recently formed Brigadoon Ventures, Inc., to focus on early stage strategic investments in emerging networks, Internet content, communications technology and programming. We have always had numerous opportunities to take small stakes in emerging areas of great strategic interest to NTL. Creating the fund will allow us to attract additional outside capital to make these investments along side with us, thereby further leveraging our strategic vision. It is expected that the fund will concentrate on those areas where NTL might eventually take a majority stake and integrate the operation into the company.

In March 2000, Brigadoon took a 25% stake in Bredbandsbolaget (B2), a Swedish telecommunications company specializing in the provision of 10-100 Megabit broadband ethernet access and services via a direct fiber connection to the home.

In May 2000, Brigadoon made a $6 million investment in Diva Systems Corporation, a video-on-demand operator currently developing VOD capability for the Company's UK network.

                               OTHER DEVELOPMENTS

ACQUISITION OF THE ASSETS OF CABLECOM

On March 28, 2000, NTL acquired the businesses and assets of Cablecom, Switzerland's largest cable operator, from Swisscom AG, Siemens Schweiz AG and VEBA Telecom GmbH for CHF 5.8 billion (approximately $3.5 billion). At March 31, 2000, Cablecom had approximately 1.37 million subscribers with a 53% share of the Swiss cable market and is the major operator in 12 of Switzerland's 16 biggest cities. Cablecom also owns Swiss Online, one of the largest Internet service providers in Switzerland and one of the country's most popular portals with 152,100 customers at March 31, 2000. NTL financed the transaction from cash on hand, loan facilities and the issuance of $1.85 billion of 5% cumulative preferred stock, series A, to France Telecom and a group of commercial banks. The preferred stock issued to the banks is subject to a put and call option agreement in favor of France Telecom.

On March 28, 2000 the Company entered into a CHF 4.1 billion (approximately $2.5 billion) senior secured credit facility, consisting of a CHF 2.7 billion term loan facility used to finance approximately 50% of the Cablecom acquisition consideration and a CHF 1.4 billion revolving credit facility to fund capital expenditures, working capital, operating expenses and general corporate financing requirements.

AGREEMENT TO ACQUIRE CWC CONSUMERCO.

On July 26, 1999, NTL, with the support of France Telecom, agreed to acquire the consumer cable telephony, Internet and television operations of CWC ConsumerCo. NTL expects to acquire CWC ConsumerCo for approximately 85 million new shares of NTL common stock and (UK Pound) 2.85 billion in cash. NTL will also assume approximately (UK Pound) 1.9 billion of CWC's net debt, plus operational adjustments prior to closing. On March 22, 2000, the Secretary of State for Trade and Industry and the Competition Commission cleared, without condition, NTL's acquisition of CWC ConsumerCo from a competition perspective. On May 10, 2000, the Secretary of State for Trade and Industry approved France Telecom's investment in NTL, subject to certain undertakings by FT regarding its UK investments.

The Company has entered into a note purchase  agreement for up to  approximately
(UK  Pound)  2.4  billion   (approximately   $3.8   billion)  to  refinance  CWC
ConsumerCo's existing indebtdedness.

STRATEGIC INVESTMENT FROM FRANCE TELECOM

In July 1999, France Telecom agreed to invest an initial $1 billion in NTL and provided a commitment for an additional (UK Pound) 2.8 billion. This commitment is a key factor in the proposed CWC ConsumerCo acquisition. In August 1999, France Telecom purchased approximately 4.2 million shares of NTL common stock and 750,000 shares of 5% Convertible Preferred Stock for a total of $1 billion. France Telecom, subject to certain conditions, will purchase approximately 42.2 million shares of NTL common stock and 2 million shares of 5% Convertible Preferred Stock for a total of (UK Pound) 2.8 billion.

INVESTMENT IN MIDDLESBROUGH FOOTBALL CLUB

In March 2000, NTL announced that Premium TV Limited, a wholly owned subsidiary, entered into a media partnership with Middlesbrough Football Club, whereby NTL would make an undisclosed investment for a 5.585% stake and obtain certain marketing and sponsorship rights for a five year period from May 2000.

OFFER TO CONVERT 7% CONVERTIBLE NOTES DUE 2008

NTL is considering an offer to convert its 7% Convertible Subordinated Notes due 2008. The terms of the offer will be disclosed when and if made.

REDEMPTION OF VARIABLE RATE REDEEMABLE GUARANTEED LOAN NOTES

In March 2000, NTL redeemed in full its Variable Rate Redeemable Guaranteed Loan Notes, principal amount of IR(UK Pound) 60 million ($73.2 million), plus accrued and unpaid interest using cash held in escrow.

                              FINANCIAL HIGHLIGHTS

                                                             Three Months Ended
                                                                 March 31,
                                              ---------------------------------------------------
                                                      2000                       1999
                                              ---------------------------------------------------
                                                   (in thousands, except per share data)
Revenues
Residential telecommunications and television         $ 253,572                  $168,827
National and international telecommunications           181,481                   105,730
Broadcast transmission and other                         55,893                    38,824
                                              ---------------------------------------------------
                                                        490,946                   313,381

Costs and expenses
Operating expenses                                      240,868                   161,544
Selling, general and administrative expenses            181,334                   119,270
                                              ---------------------------------------------------
                                                        422,202                   280,814
                                              ---------------------------------------------------
EBITDA                                                   68,744                    32,567

Franchise fees                                                -                     6,848
Corporate expenses                                       10,190                     5,252
Depreciation and amortization                           249,684                   141,734
                                              ---------------------------------------------------
Operating (loss)                                       (191,130)                 (121,267)

Other income (expense)
Interest and other income                                22,431                    11,013
Interest expense                                       (205,997)                 (130,823)
Foreign currency transaction (losses) gains             (28,270)                   10,658
                                              ---------------------------------------------------
(Loss) before income tax benefit                       (402,966)                 (230,419)
Income tax benefit                                        5,218                         -
                                              ---------------------------------------------------
Net (loss)                                             (397,748)                 (230,419)

Preferred stock dividend                                (18,868)                  (13,092)
                                              ---------------------------------------------------
Net (loss) available to common shareholders           $(416,616)                $(243,511)
                                              ===================================================

                                              ---------------------------------------------------
Basic and diluted net (loss) per common share         $   (3.02)                $   (2.44)
                                              ===================================================

Weighted average shares                                 137,901                    99,663



                         DISCUSSION OF OPERATING RESULTS

As a result of the completion of the acquisitions of Diamond Cable Communications plc in March 1999, the Australian National Transmission Network ("NTL Australia") in April 1999, Cablelink Limited in July 1999, the "1G Networks" of France Telecom in August and December 1999, and Workplace Technologies in September 1999, the Company consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 1999 results except for the results of operations of Diamond from the date of acquisition.

The Company acquired the cable assets of the Cablecom Group on March 28, 2000. The results of operations of Cablecom from the date of acquisition to March 31, 2000 were not significant.

Residential telecommunications and television revenues increased to $253,572,000 from $168,827,000 as a result of acquisitions and from customer growth that increased the Company's current revenue stream. The 2000 and 1999 revenue includes $64,096,000 and $12,283,000, respectively, from acquired companies. The Company expects its customer base to continue to increase as the Company completes the construction of its broadband network past the remaining homes in its franchise areas.

National and international telecommunications revenues increased to $181,481,000 from $105,730,000 as a result of acquisitions and from increases in business telecommunications revenues, Internet services revenues and carrier services revenues. The 2000 and 1999 revenue includes $46,543,000 and $3,503,000, respectively, from acquired companies. Business telecommunications and Internet services revenues increased primarily as a result of customer growth. The Company expects its business telecommunications and Internet services customer base to continue to increase. The Company is expanding its sales and marketing effort to business customers and for Internet services in its completed network. Carrier services revenues increased due to growth in satellite services and telephone services provided by the Company's wholesale operation to broadcasters and telephone companies, respectively. Revenue growth in carrier services is primarily dependent upon the Company's ability to continue to attract new customers and expand services to existing customers.

Broadcast transmission and other revenues increased to $55,893,000 from $38,824,000 due to revenues of $14,780,000 from NTL Australia in 2000 and from increases in broadcast television and FM radio customers and accounts, which exceeded price cap reductions in the Company's regulated services. The Company expects its digital broadcasting services to increase in the future.

Operating expenses increased to $240,868,000 from $161,544,000 as a result of increases in interconnection costs and programming costs due to customer growth. The 2000 and 1999 expense includes $62,637,000 and $5,488,000, respectively, from acquired companies.

Selling, general and administrative expenses increased to $181,334,000 from $119,270,000 as a result of increases in telecommunications and CATV sales and marketing costs and increases in additional personnel and overhead to service the increasing customer base. The 2000 and 1999 expense includes $40,823,000 and $5,558,000, respectively, from acquired companies.

Pursuant to the terms of various United Kingdom licenses, the Company incurred license fees paid to the ITC to operate as the exclusive service provider in certain of its franchise areas. Upon a request by the Company in 1999, the ITC converted all of the Company's fee bearing exclusive licenses to non-exclusive licenses at the end of 1999, and the Company's liability for license payments ceased upon the conversion. Franchise fees were $6,848,000 in 1999.

Corporate expenses increased to $10,190,000 from $5,252,000 due to an increase in various overhead costs.

Depreciation and amortization expense increased to $249,684,000 from $141,734,000 due to an increase in depreciation of telecommunications and CATV equipment. The 2000 and 1999 expense includes $82,398,000 and $18,463,000, respectively, from acquired companies, including amortization of acquisition related intangibles.

Interest expense increased to $205,997,000 from $130,823,000 due to the issuance of additional debt in 1999, and the increase in the accretion of original issue discount on the deferred coupon notes. The 2000 and 1999 expense includes $41,868,000 and $12,722,000, respectively, from Diamond. Interest of $103,622,000 and $60,152,000 was paid in the three months ended March 31, 2000 and 1999, respectively.

Foreign currency transaction (losses) gains decreased to a loss of $28,270,000 from a gain of $10,658,000 primarily due to the effect of unfavorable changes in the exchange rate. The Company's results of operations are impacted by changes in foreign currency exchange rates as follows. NTL Incorporated and its subsidiary NTL Communications Corp. each have cash, cash equivalents and debt denominated in foreign currencies that are effected by changes in exchange rates. In addition, foreign subsidiaries of the Company whose functional currency is not the U.S. dollar hold cash, cash equivalents and debt denominated in U.S. dollars which are effected by changes in exchange rates.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include the following: general economic and business conditions, the Company's ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of new business opportunities requiring significant up-front investment, availability, terms and deployment of capital.


                                 * * * * * * * *

FOR MORE INFORMATION PLEASE CONTACT:

IN THE U.S.:
John F. Gregg, Chief Financial Officer
Richard J. Lubasch, Executive Vice President - General Counsel
Bret Richter, Vice President - Corporate Finance and Development
Erik Tamm, Investor Relations
Tel: (212) 906-8440
Or e-mail: investor-relations@ntli.com.

IN THE U.K.:
Alison Kirkwood
Will Robson
Tel: +44 1256 752 000